UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No.  )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

SOLITRON DEVICES, INC.

(Name of Registrant as Specified In Its Charter)

ERIKSEN CAPITAL MANAGEMENT LLC

CEDAR CREEK PARTNERS LLC

H. TIMOTHY ERIKSEN

DAVID W. POINTER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Institutional Shareholder Services (ISS) Recommends Solitron Shareholders

Vote FOR Eriksen Capital’s Highly Qualified Nominees

ISS Recommends Voting Eriksen Capital’s GOLD Proxy Card

Recommends Voting FOR both Director Nominees and All Shareholder Proposals

States Eriksen Capital Has Made a Compelling Case for Change at the Board Level

LYNDEN, Wa., July 23, 2015 -- Eriksen Capital Management, one of the largest shareholders of Solitron Devices, Inc. (otcqb: SODI), today announced that Institutional Shareholder Services (ISS), a leading independent proxy voting advisory firm, has recommended that Solitron shareholders vote on Eriksen Capital’s GOLD proxy card to elect both of Eriksen Capital’s nominees, Tim Eriksen and David Pointer, as well as FOR all of Eriksen Capital’s proposals, including the Proposal to declassify the Board, at Solitron’s upcoming annual meeting on August 4, 2015.

Eriksen Capital urges all Solitron shareholders to follow ISS’ recommendations for change on the Solitron Board by voting the GOLD proxy card TODAY.

In reaching its conclusion, ISS performed a detailed analysis of each side’s positions in the election contest and, in particular, carefully considered the Company’s poor corporate governance practices and poor capital allocation decisions, as well as the experience and qualifications of Eriksen Capital’s two nominees in relation to the Company’s. ISS concluded that:

“In light of [Eriksen Capital’s] compelling case for change at the board level, and the characteristics of the two dissident nominees as compared to the company’s nominees, support for dissident nominees Eriksen and Pointer is warranted.”

Excerpts from ISS’ analysis and recommendation:

“Support for ... Tim Eriksen and David Pointer is warranted .... the company's poor corporate governance practices demonstrate a compelling case for change.”

On Solitron’s failures to properly hold annual meetings, thus insulating management from accountability:

“If having directors stand for election annually is a best practice in board accountability, having no directors stand for election for nearly a generation must surely represent the opposite end of the spectrum – and particularly if the board, which is responsible for incenting, reviewing, and rewarding the CEO's performance – consisted solely of the CEO himself, and subsequently of just two directors appointed by the CEO, during much of that period.”

On Eriksen Capital’s board declassification proposal:

“The shareholder-proposed declassification of the board would enhance director accountability.”

Eriksen Capital is pleased that ISS has recommended that Solitron shareholders not vote any white proxy cards provided to them by the Company, and instead vote Eriksen Capital’s GOLD proxy cards consistent with Eriksen Capital’s recommendations. Any shareholder needing assistance in voting at the annual meeting should contact Eriksen Capital or its proxy solicitor, InvestorCom.

Eriksen Capital also urges all shareholders, particularly any undecided ones, to read through its recent presentation filed with the SEC that not only details of the problems at Solitron, but also its plan to improve Solitron’s corporate governance and capital allocation. A copy of the presentation can be found at http://www.icommaterials.com/SODI/

Together We Can Make A Better Solitron!

Contacts:

InvestorCom, Inc.	Eriksen Capital Management
John Glenn Grau, 203-972-9300 ext. 11	Tim Eriksen, 360-354-3331